UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 31, 2009
CLINICAL DATA, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-12716	04-2573920
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

One Gateway Center, Suite 702, Newton, Massachusetts	02458
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 527-9933
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.05 Costs Associated with Exit or Disposal Activities.
Item 8.01. Other Events.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-2.1 Asset Purchase Agreement, dated August 31, 2009, by and among Clinical Data, Inc., Avalon Pharmaceuticals, Inc., PGxHealth LLC and Intrexon Corporation
EX-99.1 Press release issued by Clinical Data, Inc. on September 1, 2009

Item 1.01. Entry into a Material Definitive Agreement.
On August 31, 2009, Clinical Data, Inc. (the “Company”), Intrexon Corporation (“Intrexon”) and two wholly owned indirect subsidiaries of the Company, Avalon Pharmaceuticals, Inc. (“Avalon”) and PGxHealth LLC (together with the Company and Avalon, the “Company Affiliates”), entered into an Asset Purchase Agreement (the “Purchase Agreement”), pursuant to which the Company Affiliates agreed to sell substantially all of the equipment located at Avalon’s facility located in Germantown, Maryland (the “Facility”) and to assign to Intrexon the lease for the Facility (collectively, the “Assets”). The sale of the Assets closed on August 31, 2009. Intrexon is majority-owned by certain affiliates of the Company’s Chairman, Randal J. Kirk.
In exchange for the Assets, the Company received approximately $1.5 million (the “Purchase Price”) in cash and Intrexon assumed certain liabilities associated with the Assets, including the Company’s lease for the Facility. In connection with the lease assignment, the Company contributed $300,000 of the Purchase Price to a new security deposit for the Facility. Intrexon also hired 11 of the Company’s employees located at the Facility. The Company retained all of the intellectual property rights of Avalon, which it acquired in May 2009, and all of the employees who directly support the Company’s beta-catenin program. The sale of the Assets will save the Company approximately $4.0 to $5.0 million per year in related expenses.
Under the terms of the Purchase Agreement, Avalon and the Company agreed to indemnify Intrexon for, among other things, breaches by the Company Affiliates of certain of their representations and warranties, the Company Affiliates’ failure to carry out any of its obligations under the Purchase Agreement or agreements relating to the Purchase Agreement, any fraud or intentionally misrepresentations committed by the Company Affiliates and any liability associated with any unpaid taxes. In addition, pursuant to the Purchase Agreement and certain other agreements relating to the sale of the Assets, the Company has agreed to perform certain services to facilitate the transition of the Assets to Intrexon and the Company will sublease a portion of the laboratory space in the Facility to support the Company’s oncology program.
The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.1 and is incorporated herein by reference. The Purchase Agreement has been included to provide information regarding its terms. It is not intended to provide any other actual information about the Company. Such information can be found elsewhere in this Form 8-K and in the other public filings the Company makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.
Item 2.05 Costs Associated with Exit or Disposal Activities.
On August 31, 2009, in connection with entering into the Purchase Agreement, the Company determined that a material non-cash charge for impairment to the Assets was required under generally accepted accounting principles applicable to the Company. The determination was based upon the amount of the consideration to be received by the Company for the Assets under the Purchase Agreement. The Company currently estimates that the amount of the pre-tax charge will be approximately $1.8 million. The Company currently estimates that the amount of the charge that will result in future cash expenditures will be minimal. The final charge will be determined following the completion of certain asset valuations, and the amount of the charge is subject to change based on completion of this process. The final charge will be determined and recorded in the second quarter of fiscal 2010.
Item 8.01. Other Events.
On September 1, 2009, the Company issued a press release announcing the sale of the Assets referred to in Item 1.01 above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
2.1	Asset Purchase Agreement, dated August 31, 2009, by and among Clinical Data, Inc., Avalon Pharmaceuticals, Inc., PGxHealth LLC and Intrexon Corporation

99.1	Press release issued by Clinical Data, Inc. on September 1, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clinical Data, Inc.
By:	/s/ Caesar J. Belbel
Caesar J. Belbel
Executive Vice President, Chief Legal Officer and Secretary

DATE: September 4, 2009

EXHIBIT INDEX

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated August 31, 2009, by and among Clinical Data, Inc., Avalon Pharmaceuticals, Inc., PGxHealth LLC and Intrexon Corporation

99.1	Press release issued by Clinical Data, Inc. on September 1, 2009